Exhibit 10.2
February 23, 2017

Kenneth Pollack

Dear Ken:

This letter amends and restates your offer letter for the position of Senior Vice President, General Counsel, Chief Compliance Officer & Secretary of AGNC Mortgage Management, LLC (the “Company” or “AMM”), reporting to Gary Kain, Chief Executive Officer, President & Chief Investment Officer. In this role, you also serve as Senior Vice President, General Counsel, Chief Compliance Officer & Secretary of AGNC Investment Corp. (“AGNC”). You are also expected to continue to serve as Senior Vice President, Chief Compliance Officer and Secretary of MTGE Investment Corp. (“MTGE”), which is managed by a subsidiary of the Company. This letter sets out the amended and restated terms of your employment with the Company to be effective March 1, 2017 (the “Effective Date”) and will expire if not accepted in writing prior to the close of business on February 28, 2017.

Our competitive total rewards package is a cornerstone of our commitment to investing in your success and includes the following:

1.	Semi-monthly salary of $17,708.34, which is equivalent to an annual salary of $425,000 (as in effect from time to time, “Base Salary”).

2.
Participation in the Company’s cash bonus program, which will allow you to earn a target annual bonus of 100% of your Base Salary (the “Target Bonus”). Any portion of the Target Bonus to which you become entitled for a calendar year would be paid by March 15 of the following year. Bonuses will be based on both the overall performance of the Company and your individual performance on a variety of measures, and remain subject to the complete discretion of Company management and the Board of Directors of AGNC or its designee.

Notwithstanding the foregoing, you will be entitled to a bonus under the program attributable to calendar year 2017 (the “Guaranteed 2017 Bonus”) of no less than 75% of your Base Salary actually earned from the Company in such calendar year; provided that in the event you voluntarily terminate your employment with the Company (other than for “Good Reason” meaning circumstances in which your title, role or duties are materially altered or diminished or your place of employment is relocated outside of the Washington D.C. Metropolitan Area and the Company has not cured such circumstances within 15 days after written notice from you and provided that you have given the Company written notice of such circumstances no later than 30 days after first becoming aware of them) or are terminated by the Company for cause prior to January 1, 2018 or if earlier, the payment of the annual cash bonus, or portion thereof, for calendar year 2017, you will not be entitled to the Guaranteed 2017 Bonus. You may be entitled to receive a bonus greater than the amounts set forth in this paragraph if awarded or payable by the Company in accordance with its criteria for such bonuses.

For purposes of this offer letter, “cause” shall be deemed to exist if you: (a) commit or engage in an act of fraud, embezzlement, sexual harassment, dishonesty or theft in connection with your duties for the Company; (b) are convicted of, or plead nolo contendere with respect to, an act of criminal misconduct, involving any financial crime or an act of moral turpitude; (c) engage in an act of gross negligence or willful failure to perform in any material respect your duties or responsibilities to the Company (other than as a result of ill health or disability); and/or (d) materially breach or violate the Company’s employment policies, including its Code of Ethics; provided, however, that prior to any termination for cause under clauses (c) or (d) of this paragraph, you will have been given written notice of such matter from the Company’s Chief Executive Officer and a 15 day period to correct any such matter.

3.
Participation in the Company’s equity-based awards program, in the form of Restricted Stock Units. You may also be eligible to participate in the Company’s Performance Incentive Plan (the “PIP”). For equity awards authorized after the Effective Date, the value of your annual equity awards (including any awards under the

PIP) will be targeted at 80% of your Base Salary. It is anticipated that time-based equity awards will vest annually and equally over three years, subject to your continued employment with the Company, and will be settled in shares of AGNC or MTGE, as the case may be. All equity awards will be subject to the terms and conditions of the applicable plan documents and award agreements thereunder and may include performance conditions, and in the event of any conflict between this letter and such plan documents and award agreements, the terms of the plan documents and award agreements will control. Without limiting the foregoing, all equity awards are subject to approval by the Board of Directors of AGNC or its designee.

4.
Participation in the Company’s Benefits program. AMM currently pays 100% of the cost of medical, dental, and vision benefits for full-time employees and their dependents. The Company will credit you with your years of service at American Capital, Ltd. (“ACAS”) for purposes of its Benefits program.

5.
Terms and conditions of your vacation and sick leave will be subject to the Company’s policies as in effect from time to time. The Company will credit you with your years of service at ACAS for purposes of its vacation and sick leave policies.

6.
In the event that your employment with the Company is involuntarily terminated by the Company without cause or by you with Good Reason on or before December 31, 2017, you will be entitled to a severance payment equal to the excess, if any, of $1,050,000 over the amount of salary and bonus paid (or that has become payable) to you during your employment with the Company (the “Severance Payment”), payable in a lump sum as soon as practicable (and in no event more than seventy-five (75) days) following your termination date. Your receipt of the Severance Payment is contingent on your signing a general release of claims in a form reasonably satisfactory to the Company, which will be provided to you on or as soon as possible (and in no event later than seven days) after the date of termination of employment.

I hope this general description helps you understand some of the important terms and conditions of your employment at the Company. This letter is not to be construed as an agreement of future employment, and your employment will be at will. Please note further that all amounts payable to you as an employee are subject to applicable withholding.

Additionally, you will be subject to certain reporting requirements with regard to your personal investing activities and the Company’s Code of Ethics and Conduct.

By accepting the offer, you agree that during the one (1) year period beginning on your separation of employment with the Company, you will not, whether for your own benefit or for the benefit of any other person, directly or indirectly, communicate with any employee of the Company or any of its affiliates in an effort to solicit, induce, or attempt to solicit or induce such employee to terminate employment with the Company or accept employment elsewhere.

We believe you have been an important addition to our team and we anticipate you will continue to make significant contributions to the Company. If you have any questions please feel free to call us at any time.

Best regards,

/s/ Gary Kain

Gary Kain
Chief Executive Officer, President & Chief Investment Officer
AGNC Mortgage Management, LLC

Agreed and accepted this 28th day of February, 2017.

____/s/ Kenneth Pollack________________
Kenneth Pollack

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